Logica and FleetCor Technologies sign €300 million deal to provide a managed fuel cards service for Shell

London & Norcross, Ga. – February 17, 2011 — Logica, a leading business and technology service company, partnering with FleetCor Technologies Inc. (NYSE:FLT), a leading independent global provider of specialised payment products and services, today announced that they have won a 10-year, €300 million contract to support Shell’s Commercial Fleet fuel cards programme in Europe and Asia.

Business-to-business fuel cards offer firms that operate fleets of commercial vehicles a convenient, cost-effective and secure way to pay and account for fuel and other on-road services.

Logica has teamed up with FleetCor to deliver the service to Shell. Logica, as the prime contractor to Shell, will join FleetCor to provide the technology platform and underlying business processes to run Shell’s fuel card portfolio. FleetCor’s Global FleetNet (GFN) card processing platform will be used to develop Shell’s customer offering.

Logica will run Shell’s existing system and replace it with a new system built around GFN. The first pilot is due to be completed by April 2012 with the full roll-out completed by end of 2013.

Thereafter, Logica will operate and run the system in conjunction with FleetCor as a managed service on behalf of Shell. The new system will enable Shell to realise additional growth via rapid innovation in the operation of the card processing platform along with other business improvements.

Shell is one of the world’s leading fuel card issuers. The project will run across 35 countries in Europe and Asia and will lead to better service and faster time to market of innovation and system enhancements.

Shell’s award of the contract follows an extensive selection and procurement process.

John Rasmussen, Vice President of Commercial Fleet at Shell, said, “Fuel cards are an essential element in helping to drive growth in our retail operations and we are delighted to sign this agreement with Logica/ FleetCor, each of whom bring specialist and complementary skills to the partnership. The technology and services that underpin our cards business are critical success factors and this agreement will allow us to increase the quality of our delivery, while at the same time operating in a more efficient and integrated way. Ultimately it will enhance our ability to continue to exceed our customers’ expectations.”

Andy Green, CEO Logica, said, “Winning this contract reinforces our ability to handle complex projects across countries with our clients. Logica’s deep understanding of the oil and gas industry, coupled with its experience in payments and fuel cards in particular, gave us the edge in developing a compelling proposition for Shell.”

Ron Clarke, FleetCor’s chairman and CEO, added, “We are delighted Shell has chosen us and we will work closely with Logica to help improve the performance of the Shell fuel card portfolio. This win validates our ambition to provide the world’s oil companies with a fuel card industry platform. The benefits of scale and global learnings will accrue to early adopters of the system. ”

This milestone marks a further step in Logica’s pursuit of global business in the oil and gas sector, leveraging core capabilities in payments, transition and managed services. For FleetCor, the appointment extends their existing fuel card outsourcing relationships with major international oil companies.

This initiative is expected to be of interest to other companies in the fuel card supply chain including card issuers, oil and gas companies and petroleum distributors.

Logica already provides switching services to Shell via a managed Postilion service, which was recently extended in scope and for a further five years, as well as a managed service for the private fuel card segment in the Nordics. FleetCor also provides support to Shell as a sales agent and card processor in some European sectors.

About Logica

Logica is a business and technology service company, employing 39,000 people. It provides business consulting, systems integration and outsourcing to clients around the world, including many of Europe’s largest businesses. Logica creates value for clients by successfully integrating people, business and technology. It is committed to long term collaboration, applying insight to create innovative answers to clients’ business needs. Logica is listed on both the London Stock Exchange and Euronext (Amsterdam) (LSE: LOG; Euronext: LOG). More information is available at www.logica.com.

About FleetCor

FleetCor, The Global Fleet Card Company, is a leading independent global provider of specialized payment products and services to businesses, commercial fleets, major oil companies, petroleum marketers and government entities. FleetCor’s payment programs enable businesses to better manage and control employee spending and provide card-accepting merchants with a high volume customer base that can increase their sales and customer loyalty. FleetCor serves commercial accounts in 18 countries in North America, Europe, Africa and Asia. For more information, please visit www.fleetcor.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about FleetCor’s beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements can be identified by the use of words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or other comparable terminology. Examples of forward-looking statements in this press release include statements relating to acceptance and implementation of the GFN platform, the anticipated benefits accruing to early adopters, and the anticipated financial and operational impact of the Shell relationship. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement, such as delays or failures associated with implementation; fuel price and spread volatility; changes in credit risk of customers and associated losses; the actions of regulators relating to payment cards; failure to maintain or renew key business relationships; failure to maintain competitive offerings; failure to maintain or renew sources of financing; failure to successfully integrate acquired businesses; failure to successfully expand business internationally; the impact of foreign exchange rates on operations, revenue and income; the effects of general economic conditions on fueling patterns and the commercial activity of fleets, as well as the other risks and uncertainties identified under the caption “Risk Factors” in FleetCor’s Registration Statement filed on Form S-1 with the Securities and Exchange Commission on November 30, 2010. FleetCor believes these forward-looking statements are reasonable; however, forward-looking statements are not a guarantee of performance, and undue reliance should not be placed on such statements. The forward-looking statements included in this press release are made only as of the date hereof, and FleetCor does not undertake, and specifically disclaims, any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

For further information:

Head of Global PR, Logica: Louise Fisk, +44 (0) 7798 857 770, louise.fisk@logica.com

Logica Media Relations at Brunswick: +44 (0) 20 7404 5959

FleetCor Investor Relations: investor@fleetcor.com / 770-729-2017